Execution Copy

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 30, 2007 (the “Effective Date”) by and among ERP2 Holdings, LLC, a Delaware limited liability company (“Buyer”), on the one hand, and Spescom Ltd., a United Kingdom corporation (“Spescom UK”), and Spescom Limited, a South African corporation (“Spescom SA”), on the other hand. Spescom UK and Spescom SA are collectively referred to herein as, “Sellers”).

WHEREAS, Spescom UK is the record and beneficial owner of: (1) certain demand notes, dated March 15, 2002 and April 19, 2002, issued by Enterprise Informatics, Inc., f/k/a Altris Software, Inc. (the “Company”) and payable in the amount of $676,138.40 (as of September 30, 2007) to Spescom UK (the “Demand Notes”); (2) 3,989 shares of Series F Convertible Preferred Stock of the Company which, together with the 1,302 shares of Series F Convertible Preferred Stock of the Company owned by Spescom SA, constitutes all of the outstanding shares of the Series F Convertible Preferred Stock (the “Series F Preferred Stock”); and (3) certain contract rights and other interests held in connection with its ownership of the Demand Notes and the Series F Preferred Stock as more specifically described in Annex A hereto (the “Spescom UK Contract Rights”);

WHEREAS, Spescom SA is the record and beneficial owner of: (1) 15,650,471 shares of the common stock of the Company, no par value (the “Common Stock”); (2) 1,302 shares of Series F Preferred Stock which, together with the 3,989 shares of Series F Preferred Stock owned by Spescom UK, constitutes all of the outstanding shares of the Series F Preferred Stock; and (3) certain contract rights and any other interests held in connection with its ownership of the Common Stock and the Series F Preferred Stock as more specifically described in Annex A hereto (the “Spescom SA Contract Rights”). The Spescom UK Contract Rights and the Spescom SA Contract Rights are collectively referred to herein as, the “Contract Rights.” The Demand Notes, the Series F Preferred Stock, the Common Stock and the Contract Rights are collectively referred to herein sometimes as the “Securities”; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Securities on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.          Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, Sellers hereby sell, assign and transfer to Buyer, and Buyer hereby purchases from Sellers, the Securities for an aggregate consideration of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price”).

2.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date mutually agreed upon by Buyer and Sellers (the “Closing Date”), but in no event shall the Closing be later than October 5, 2007, unless Buyer and Sellers agree to extend the Closing Date to a later date.

3.          Deliveries.

(a)       On or before the Closing Date, Sellers shall deliver or cause to be delivered to Buyer the following:

(i)        the Demand Notes, duly endorsed in blank or accompanied by proper instruments of transfer duly signed by Spescom UK in blank;

(ii)       the stock certificate(s) representing all outstanding shares of the Series F Preferred Stock, duly endorsed in blank or accompanied by proper instruments of transfer duly signed by Spescom UK and Spescom SA, as appropriate, in blank (the “Series F Preferred Stock Certificates”);

(iii)      the stock certificate(s) representing the Common Stock, duly endorsed in blank or accompanied by proper instruments of transfer duly signed by Spescom SA in blank (the “Common Stock Certificates”);

(iv)      proper instruments of transfer of each of the Contract Rights, as more fully described in Annex B hereto, duly signed by Spescom UK and Spescom SA, as appropriate; and

(v)       the written evidence required to be delivered by Buyer set forth in Section 7(a)(iii).

(b)       On the Closing Date, Buyer shall deliver or cause to be delivered: (i) into escrow (the “Escrow Account”) with Solomon Ward Seidenwurm & Smith, LLP as escrow agent (the “Escrow Agent”) that amount of the Purchase Price equal to $1,164,806.30, as adjusted and increased from and after the Effective Date until the Closing Date in accordance with the terms of the Credit Facility as described in Annex C hereto (the “Escrowed Funds”) to be forwarded by Escrow Agent as set forth in Section 7(a); and (ii) by bank check, certified check payable to the order of Sellers, or wire transfer of immediately available funds to an account designated by Sellers, the remainder of the Purchase Price after payment of the Escrowed Funds.

4.          Closing Conditions.

(a)       The obligations of Sellers hereunder in connection with the Closing are subject to the following conditions being met:

(i)        the accuracy in all material respects when made and on the Closing Date of the representations and warranties of Buyer contained herein;

(ii)       all obligations, covenants and agreements of Buyer required to be performed at or prior to the Closing Date shall have been performed; and

(iii)      the delivery by Buyer of the Purchase Price in accordance with Section 3(b) hereof.

(b)       The obligations of Buyer hereunder in connection with the Closing are subject to the following conditions being met:

(i)        the accuracy in all material respects on the Closing Date of the representations and warranties of Sellers contained herein;

(ii)       all obligations, covenants and agreements of Sellers required to be performed at or prior to the Closing Date shall have been performed; and

(iii)       the delivery by Sellers of the items set forth in Section 3(a).

5.          Representations and Warranties of Sellers. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, and except as otherwise set forth on the disclosure letter delivered by Sellers to Buyer pursuant to this Section 5 (the “Disclosure Letter”), Sellers represent and warrant to Buyer as of the date hereof and as of the Closing Date, as set forth below. Any disclosure or exception set forth on the Disclosure Letter shall be deemed to apply to any representation or warranty to which it is applicable regardless of whether or not such representation or warranty is specifically referenced or cross-referenced to the extent it is readily apparent that such disclosure is applicable to such representation or warranty.

(a)        Corporate Authority; Authorization; Binding Obligation. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized by each Seller and, when executed and delivered by Sellers, will constitute a valid and legally binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

(b)        No Consents. No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the execution of this Agreement by Sellers or for the consummation by Sellers of any of the transactions contemplated hereby.

(c)        No Conflict. Sellers’ execution, delivery and performance of this Agreement has not resulted in and will not result in (i) any violation of their respective articles of incorporation or bylaws (or similar organizational documents) that would be (or could reasonably be expected to be) materially adverse to the ability of Sellers to consummate the transactions contemplated by this Agreement, (ii) any breach or violation of any statute, judgment, decree, order, rule or regulation applicable to Sellers or any of their properties or assets, or (iii) any default (nor has any event occurred which with notice or passage of time, or both, would constitute a material default) in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which Sellers are a party or to which any of Sellers’ properties or assets is subject.

(d)        Title. Sellers are the beneficial and record owners of the Securities and have valid and marketable title to the Securities, free and clear of any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest, option, easement, exception to title of any kind, restriction or third-party right or encumbrance of any nature (each, a “Lien”).

(e)        Title to Demand Notes. Upon delivery of the Demand Notes in accordance with the terms hereof, legal, valid and marketable title to the Demand Notes will pass to Buyer free and clear of any Lien, except as may have been created by Buyer. As of September 30, 2007, the aggregate amount of unpaid principal and accrued interest under the Demand Notes is $676,138.40, and the Demand Notes are callable on demand.

(f)          Title to Series F Preferred Stock. Upon delivery of the stock certificate(s) representing the shares of Series F Preferred Stock in accordance with the terms hereof, legal, valid and marketable title to all outstanding shares of Series F Preferred Stock will pass to Buyer free and clear of any Lien, except as may have been created by Buyer. As of the Effective Date, the Series F Preferred Stock is convertible into 11,757,778 shares of common stock of the Company. As of September 30, 2007, there are accrued and unpaid dividends (together with interest) in the amount of $1,232,755.73 on the Series F Preferred Stock.

(g)         Title to Shares. Upon delivery of the stock certificate(s) representing the Common Stock in accordance with the terms hereof, legal, valid and marketable title to the Common Stock will pass to Buyer free and clear of any Lien, except as may have been created by Buyer.

(h)        Title to Contract Rights. Upon delivery of the documents described in Section (3)(a)(iv) hereof in accordance with the terms hereof, legal, valid and marketable title to the Contract Rights will pass to Buyer free and clear of any Lien, except as may have been created by Buyer.

(i)         No Undisclosed Liabilities. To the knowledge of Sellers, none of the reports required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Company was required by law to file such material), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)         Outstanding Interests. The Demand Notes, the shares of Series F Preferred Stock, the Common Stock and the Contract Rights comprise all of the outstanding debt, equity and other interests in the Company or its assets that are owned or possessed, directly or indirectly, by Sellers.

(k)        Brokers. No agent, broker, investment banker, or other person acting under the authority of Sellers or any of their affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Buyer or any affiliate of the Buyer as a result of the consummation of the transactions contemplated by this Agreement.

6.          Representations and Warranties of Buyer. As a material inducement to Sellers to enter into and perform its obligations under this Agreement, Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

(a)        Corporate Authority; Authorization; Binding Obligation. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware with full right, corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of the transaction contemplated by this Agreement have been validly authorized by all necessary corporate or similar action on the part of Buyer. This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding agreement of Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

(b)        Access to Information. Buyer has been afforded (i) full access to any and all information relating to the Company, its business and its affairs and the Securities, (ii) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning its business, affairs and the Securities and the merits and risks of investing in the Securities, (iii) access to public information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (iv) the opportunity to obtain such additional publicly disseminated information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Securities.

(c)        Investment Intent; Purchaser Status. Buyer:

(i)        is acquiring the Securities as a principal for investment purposes only, for its own account, and not as nominee or agent for any other person, and not with a view to resale or distribution of any part thereof in violation of the Securities Act;

(ii)       is an “accredited investor”, within the meaning of Rule 501 of Regulation D under the Securities Act;

(iii)      has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of its purchase of the Securities and investments in securities presenting an investment decision like that involved in the purchase of the Securities; and

(iv)      can bear the economic risk of a total loss of its investment in the Securities.

(d)        No General Solicitation. Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)        Restricted Securities. Buyer understands that the Securities are characterized as “restricted securities” as defined under Rule 144(a)(3) under the Securities Act inasmuch as they are being acquired from an affiliate of the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may not be resold unless registered pursuant to the Securities Act, or an exemption from registration is available therefrom. Buyer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take pledge of) any of the Securities except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

(f)         Exempt Transaction. Buyer understands that the Securities are being offered and sold to it by Sellers in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that Sellers are relying upon the truth and accuracy of, and Buyer’s compliance with, all representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities.

(g)        No Advice. Buyer understands that nothing in this Agreement or any other materials presented to Buyer in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. Buyer has consulted such legal, tax  and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(h)        Brokers. No agent, broker, investment banker, or other person acting under the authority of the Buyer or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Sellers or any affiliate of Sellers as a result of the consummation of the transactions contemplated by this Agreement.

7.          Covenants of Sellers.

(a)        Repayment of Debt. On the Closing Date, immediately after the deposit of the Escrowed Funds into the Escrow Account pursuant to Section 3(b) hereof, Sellers shall cause the Escrow Agent to (i) forward the Escrowed Funds to an account designated by ABSA Bank Limited (“ABSA ”) as payment in full for the loan to Spescom SA by ABSA, as more fully described in Annex C hereto (the “Loan ”), which shall constitute payment in full of the Loan, (ii) deliver to Buyer the Common Stock Certificates and the Series F Preferred Stock Certificates, and (iii) provide to Buyer written evidence, reasonably satisfactory to Buyer, that (A) the Loan has been repaid in full, (B) Enterprise Informatics, Ltd., a United Kingdom corporation which is a wholly-owned subsidiary of the Company, has been released from its guarantee of such Loan and (C) any Liens on the Securities with respect to the Loan have been released.

(b)        Duties of Escrow Agent; Indemnification.

(i)        Escrow Agent’s sole duties shall be as set forth in Section 7(a), above.

(ii)       In performing its obligations hereunder, including any performance hereunder in the event of a dispute, Escrow Agent shall be compensated by Sellers for its time at its standard billable rates then in effect and shall be reimbursed by Sellers for any costs of performance hereunder.

(iii)      Escrow Agent shall carry out its duties under this Section 7(b) to the best of its ability. Escrow Agent shall not be liable for any action taken or admitted to be taken by it hereunder or in connection herewith in good faith. Escrow Agent shall not be chargeable with any fact not expressly set forth in this Section 7(b) or in notices, demands or other communications delivered pursuant hereto.

(iv)      Sellers hereby each agree to indemnify, defend, save and hold Escrow Agent harmless from and against all costs, expenses, damages, losses, attorneys fees, liabilities and judgments which Escrow Agent may incur or suffer by reason of accepting the performance of its obligations under this Section 7(b) and its duties hereunder, except to the extent that such costs, expenses, damages, losses, attorneys fees, liabilities and judgments are the result of the  Escrow Agent’s bad faith, negligence or willful misconduct. Notwithstanding the foregoing, it is further understood that in the case of any dispute regarding its duties hereunder, or in the case of any interpleader suit commenced by Escrow Agent, Sellers promise to reimburse Escrow Agent for all costs, expenses, damages, loss, attorney fees, liabilities or judgments which may be incurred or suffered by it and to pay Escrow Agent its then quoted standard billable rates for any time expended in performance of Escrow Agent’s duties hereunder.

(c)        Non-Solicitation; Non-Competition.

(i)        Each Seller agrees that for the period commencing on the date hereof and expiring on the third anniversary of the date hereof, neither it nor any of its affiliates will directly or indirectly solicit for employment or any similar arrangement any then current employee of the Company; provided, however, that this Section 7(c)(i) shall not prohibit general solicitations for employment through advertisements or other means.

(ii)       Each Seller agrees that for the period commencing on the date hereof and expiring on the third anniversary of the date hereof, neither it nor any of its affiliates shall, directly or indirectly, (A) solicit the business of any person known to Sellers to be a customer of the Company other than in connection with a business that is not directly competitive with the business of the Company as presently conducted (“Competing Business”), or (B) induce or attempt to induce any known customer, supplier, licensee, licensor, franchisee, consultant or other business relation of the Company to cease doing business with the Company, to deal with any competitor of the Company or in any other way interfere with its relationship with the Company, except in connection with a business that is not a Competing Business.

(iii)      Each Seller agrees that for the period commencing on the date hereof and expiring on the third anniversary of the date hereof, neither it nor any of its affiliates shall engage, either directly or indirectly, alone or with others, as significant stockholders or otherwise, in a Competing Business; provided, however, that nothing in this Section 7(c)(iii) shall prevent Sellers and their affiliates from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation which may be a Competing Business.

(iv)      The parties hereto acknowledge and agree that the restrictions contained in this Section 7(c) are reasonable (including as to scope, time and area), not unduly restrictive with regard to Sellers’ rights, supported by adequate consideration and necessary protection of the immediate interests of Buyer, and any violation of these restrictions may cause immediate and irreparable harm to Buyer for which there would be no adequate monetary damages. In the event of a breach or a threatened breach by Sellers of these restrictions, Sellers acknowledge and agree that Buyer will be entitled to apply to any court of competent jurisdiction for an injunction restraining Sellers from such breach or threatened breach, in addition to any other remedy to which Buyer may be entitled at law or in equity. Furthermore, the parties hereto acknowledge and agree that the restrictions contained in this Section 7(c) are essential elements of this Agreement and that, but for these restrictions, Buyer would not have agreed to enter into this Agreement and the transactions contemplated hereby, and Sellers agree not to challenge the validity or importance of the restrictions contained in this Section 7(c). If any court of competent jurisdiction determines that any provision of this Section 7(c) is unenforceable, such court will have the power to reduce the duration or scope of such provision or terminate such provision until, in such reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated unless so terminated by a court of competent jurisdiction, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 7(c) in the jurisdiction of the court that has made such adjudication.

(d)        Payment of Taxes. Any taxes in the nature of issue, stamp, transfer, sales and use, or similar taxes or duties due or payable by Sellers or their affiliates in connection with the sale or transfer of all or any portion of the Securities to Buyer or the consummation of the transactions contemplated hereby shall be paid by Buyer.

(e)        Resignation of Directors. Immediately prior to the Closing, Spescom SA shall cause the two members of the Board of Directors of the Company nominated by Spescom SA pursuant to Section 9.1 of the Stock Purchase Agreement, dated as of January 14, 2000, by and between the Company and Spescom SA, to resign as directors of the Company, such resignations to be effective immediately.

(f)         Voting of Securities; Creation of Liens. Until the Closing, Sellers shall not, without the prior written consent of Buyer, (i) exercise the voting power or any other incidental rights of ownership of the Securities or (ii) sell, assign, transfer or otherwise dispose of or create or permit to exist any Lien upon or with respect to the Securities, other than a Lien in connection with the Loan as described in Annex C.

8.          Indemnification.

(a)        Obligation of Sellers to Indemnify. Sellers shall indemnify and hold harmless Buyer, its respective affiliates and its respective officers, directors, employees, agents, controlling persons, attorneys, successors and assigns (each a “Buyer Indemnitee”) from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable legal and other out-of-pocket expenses actually incurred but excluding any incidental, consequential, special, indirect, punitive and/or multiple damages) (collectively, “Losses ”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Sellers contained in this Agreement, or (ii) reach by Sellers of any covenant or agreement contained in this Agreement; provided , however , that the foregoing indemnification will not, as to any Buyer Indemnitee, apply to losses, claims, damages, liabilities or expenses to the extent that they are based upon or arise out of (i) any breach of this Agreement by such Buyer Indemnitee or (ii) bad faith, negligence or willful misconduct on the part of such Buyer Indemnitee. If for any reason the foregoing indemnification is unavailable to any Buyer Indemnitee or insufficient to hold it harmless, then Sellers shall, subject to the limitation set forth in Section 8(e), contribute to the amount paid or payable by such Buyer Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by Sellers on the one hand and such Buyer Indemnitee on the other hand but also the relative fault of Sellers, on the one hand, and such Buyer Indemnitee, on the other hand, as well as any relevant equitable considerations. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that Sellers may otherwise have to a Buyer Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Sellers and any Buyer Indemnitee.

(b)        Obligation of Buyer to Indemnify. Buyer shall indemnify and hold harmless Sellers, their respective affiliates and its respective officers, directors, employees, agents, controlling persons, attorneys, successors and assigns (each an “Seller Indemnitee”) from and against all Losses based upon, arising out of, or otherwise in respect of any (i) inaccuracy in any representation or warranty of Buyer contained in this Agreement, or (ii) breach by Buyer of any covenant or agreement contained in this Agreement; provided, however, that the foregoing indemnification will not, as to any Seller Indemnitee, apply to losses, claims, damages, liabilities or expenses to the extent that they are based upon or arise out of (i) any breach of this Agreement by such Seller Indemnitee or (ii) bad faith, negligence or willful misconduct on the part of such Seller Indemnitee. If for any reason the foregoing indemnification is unavailable to any Seller Indemnitee or insufficient to hold it harmless, then Buyer shall, subject to the limitation set forth in Section 8(e), contribute to the amount paid or payable by such Seller Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by Buyer on the one hand and such Seller Indemnitee on the other hand but also the relative fault of Buyer, on the one hand, and such Seller Indemnitee, on the other hand, as well as any relevant equitable considerations. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that Buyer may otherwise have to a Seller Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Buyer and any Seller Indemnitee.

(c)        Notice Requirement. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnified Person”) of notice of any demand, claim, litigation, investigation or proceeding relating to this Agreement or any of the transactions contemplated hereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the party obligated to provide indemnity under this Agreement (the “Indemnifying Party”) in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure, and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8.

(d)        Opportunity to Defend . If any Proceeding is brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceeding include both such Indemnified Person and the Indemnifying Party, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel reasonably satisfactory to the Indemnifying Party to assert such legal defenses and to otherwise participate in the defense of such Proceeding on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceeding and approval by such Indemnified Person of counsel (such approval not to be unreasonably withheld, delayed or conditioned), the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with and limited by this Section 8(d) (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by the Indemnifying Party, representing the Indemnified Persons who are parties to such Proceeding), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceeding, or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(e)        Limitations. Notwithstanding the foregoing, and subject to the following sentence, the aggregate amount payable by the Indemnifying Party pursuant to this Section 8 shall not exceed $1,250,000. The aggregate amount payable by Sellers pursuant to this Section 8 based upon, arising out of or otherwise in respect of any of the representations or warranties contained in Section 5(a) and Sections 5(d) – (h) shall not exceed $2,500,000, plus reasonable legal and out-of-pocket expenses actually incurred in connection with enforcing this Agreement. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. Notwithstanding anything in this Section 8 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceeding as contemplated by this Section 8, the Indemnifying Party shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 15 business days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

9.          Non-Public Information.

(a)       Buyer and each Seller acknowledges that it (i) now possesses and may hereafter possess certain non-public information concerning the Company and/or its affiliates and/or the Securities that may not be independently known to the other party (the “Non-Public Information”) which may constitute material information with respect to the foregoing, and (ii) is relying on the representations contained in this Section 9 and would not enter into a transaction for the purchase and sale of the Securities absent the representations contained in this Section 9.

(b)       Buyer and each Seller acknowledges that (i) neither Buyer nor Sellers has any obligation to the other to disclose such Non-Public Information nor has a fiduciary obligation to the other and (ii) it has independently and without reliance upon the other, and based upon such information as each party has deemed appropriate, made its own analysis and decision for the purchase and sale of the Securities.

(c)       Buyer and each Seller does, for itself and its respective successors and/or assigns and other than payment of the purchase price for the Securities, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity (“Claims ”), against the other, including, without limitation, any and all of its present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to it. This release and waiver does not apply to any other Claims that may arise in connection with this Agreement or the transactions contemplated hereby.

10.          Miscellaneous.

(a)       This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)       All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail, addressed as follows:

(i)        If to Buyer:

ERP2 Holdings, LLC
                        c/o Richard Shorten
                        694 Weed Street
                        New Canaan, Connecticut 06840
                        Attention: Board of Managers
                        Fax: (702) 995-4535
                        Email: rshorten@silverminecapital.com

                        with a copy to:

                        Stroock & Stroock & Lavan LLP
                        180 Maiden Lane
                        New York, New York 10038
                        Attention: Brett Lawrence, Esq.
                        Fax: (212) 806-6006
                        Email:  blawrence@stroock.com

(ii)        If to Sellers:

Spescom, Ltd
                        Spescom Park, Cnr.
                        Alexandra Avenue & Second Road
                        Halfway House, Midrand, 1685
                        P.O. Box 288
                        South Africa
                        Attention: Jene Palmer
                        Fax: 27 (11) 266-1707
                        Email: jpalmer@za.spescom.com

                        with a copy to:

                        Solomon Ward Seidenwurm & Smith, LLP
                        401 B Street, Suite 1200
                        San Diego, California 92101
                        Attention: Norman L. Smith, Esq.
                        Fax: (619) 231-4755
                        Email: nsmith@swsslaw.com

(c)       Each reference in this Agreement to “$” shall be deemed to be a reference to United States dollars.

(d)       The representations and warranties contained herein shall survive the execution and delivery of this Agreement for a period of two (2) years; provided, however, that the representations and warranties contained in Section 5(a) and Sections 5(d) – (h) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall remain in full force and effect, notwithstanding any investigation at any time made by or on behalf of the parties.

(e)       This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

(f)        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)       The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

(h)       Except as required by applicable law, Buyer and Sellers each shall consult with each other prior to issuing any press releases or making any public statement with respect to the terms and conditions of this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement with respect thereto unless the text of the statement shall first have been agreed to by the parties hereto; provided, however, that consent shall be deemed to have been given for purposes of this Section 10(h) if the party seeking such consent has requested such consent in accordance with the notice provisions of this Agreement, and has received no reply within five (5) business days of the date of such request.

(i)        Buyer and Sellers shall maintain the confidentiality of the terms of the transactions contemplated by this Agreement, including, without limitation, the identity of the parties, the nature of the Securities and the Purchase Price, unless otherwise required by law or regulatory authority, or other legal process, except that the parties may disclose the terms of the transaction contemplated by this Agreement (i) to their respective affiliates, attorneys, accountants, and other professionals in connection with the enforcement of the parties’ rights and obligations hereunder, or (ii) with the other party’s prior written consent.

(j)        No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Buyer and Sellers, and no waiver of any provision of this Agreement, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(k)       THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(l)        THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(m)      Buyer and Sellers irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to it, and waive any objection that they may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

(n)       In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, Sellers and Buyer shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as any party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement, including without limitation any instruments of termination and release as may be reasonably requested to evidence any release or discharge of any Liens on the Securities.

(o)       The parties shall attempt in good faith to settle any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement, or the transactions contemplated by this Agreement (a “Dispute”), through consultation and negotiation, in good faith and a spirit of mutual cooperation. If those attempts fail, and prior to initiating or maintaining any proceeding in any court or similar tribunal, the parties shall submit the Dispute to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’s panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 10(o) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

[Signature Page follows]

IN WITNESS WHEREOF, Buyer and Sellers have duly executed this Agreement as of the date first above written.

ERP2 HOLDINGS, LLC

By:       /s/ Howard Golden
                             Name: Howard Golden
                             Title: Majority Manager

[Securities Purchase Agreement Signature Page]

SPESCOM LIMITED

By:        /s/ Jene Palmer
                             Name: Jene Palmer
                             Title: Group Chief Executive Officer

SPESCOM, LTD. (U.K.)

By:        /s/ Jene Palmer
                             Name: Jene Palmer
                             Title: Director

[Securities Purchase Agreement Signature Page]

ANNEX A

CONTRACT RIGHTS

1.          Stock Purchase Agreement dated January 14, 2000, by and between Enterprise Informatics, f/k/a Altris Software, Inc., a California corporation (the “Company ”) and Spescom Limited, a corporation organized under the laws of South Africa (“Spescom SA”).

2.          Security Agreement dated March 15, 2002 by and between the Company, Spescom SA and Spescom Ltd., a United Kingdom corporation (“Spescom UK”).

3.          Pledge Agreement dated March 15, 2002 by and between the Company, Spescom UK and Solomon Ward Seidenwurm & Smith, LLP.

4.          Registration Rights Agreement dated September 30, 2003 by and among the Company, Spescom SA and Spescom UK.

5.          Registration Rights Agreement dated April 19, 2000 by and between the Company and Spescom SA.

6.          Debt Conversion Agreement dated September 30, 2003 by and between the Company, Spescom SA and Spescom UK.

ANNEX B

INSTRUMENTS OF TRANSFER OF CONTRACT RIGHTS

ANNEX C

DEBT OF SELLERS TO ABSA BANK LIMITED

Through a credit facility provided by ABSA Bank Limited (“ABSA”) (the “Credit Facility”) to Sellers dated April 18, 2000 (as restated from time to time, with the last restatement being the Fourth Supplemental Agreement dated on or about August 10, 2007), ABSA holds a security interest in and to the Securities securing certain obligations of Sellers.